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                RISCOS LICENCE AND DEVELOPMENT AGREEMENT
This Licence and Development Agreement (the "Agreement") is entered into this 20th day of February, 1997 (the "Effective Date") between Acorn Computers Limited ("Acorn") with its principal place of business at Acorn House 645 Newmarket Road, Cambridge CB5 8PB, England and Curtis Mathes Marketing Corporation with its principal place of business at 10911 Petal Street, Dallas, Texas 75238, United States of America ("Licensee").
WHEREAS
(A) Acorn has developed and owns certain Technology, Source Material and Derivative Works; and
(B) Licensee which is in the business of designing, developing and marketing various types of TV based consumer products and services,
desires  to  manufacture,  distribute and sublicence   Licensee  Products
based on the Technology; and
(C) Acorn is willing to licence its Technology to Licensee for the sole and limited purpose of enabling Licensee to manufacture and distribute and sublicence the right to manufacture and distribute Licensee Products based upon and incorporating the Technology on the terms and conditions contained herein; and
(D) Acorn is willing and able to provide certain technical services to assist Licensee; and
(E) Acorn wishes to protect and promote certain trademarks and other Intellectual Property Rights used in connection with or related to the Technology.
NOW THEREFORE, Acorn and Licensee enter into this Licence and Development Agreement on the following terms.
1. Definitions
1.1 "Acorn Hardware" means ARM microprocessor based hardware designs developed by or on behalf of Acorn which are suitable for incorporation in interactive devices.
1.2 "Authorised Sublicensee" means a third party which has executed a sublicence in accordance with Clause 3.5 subsequent to written approval by Acorn.
1.3 "CM Implementation" means the specific implementation of the Technology developed by Acorn (pursuant to Clause 2) the features and functions of which are described in Schedule 3.
1.4 "Conditions of Contract" shall mean Acorn's standard terms of business, a copy of which is attached at Exhibit B.
1.5 "Confidential Information" means the Technology, Source Material and information which relates to (i) Acorn hardware or software, (ii) Licensee hardware or software, (iii) the customer lists, business plans and related information of either party, and (iv) any other technical or business information of the parties, including the terms and conditions of this Agreement.
1.6 "Derivative Work(s)" means: (i) for material subject to copyright, registered or unregistered design protection, any work which is based
upon  one  or  more  pre-existing works of the   Technology,  such  as  a
revision,    modification,   translation,   abridgement,    condensation,
expansion, collection, compilation or any other form in which  such  pre-
existing  works  may  be  recast,   transformed  or  adapted,  (ii)   for
patentable or patented materials, any adaptation, subset, addition, improvementor combination of the Technology, and (iii) for material subject to trade secret protection, any new material, information or data relating to and derived from the Technology, including new material which may be protectable by copyright, patent or other proprietary rights, and, with respect to each of the above, the preparation and/or use of which,
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in  the  absence of this Agreement or other authorisation from the owner, would constitute infringement under applicable law. "Derivative Works" shall include, but shall not be limited to, the CM Implementation.
1.7 "Documentation" means reference manuals which Acorn provides for use with the Technology together with ancillary documents which are more particularly identified in Schedule 1.
1.8 "Functional Specification" means a functional specification for any Phase submitted by Acorn and approved by Licensee in accordance with Clause 2.2.
1.9 "Intellectual Property Rights" means all intellectual property rights worldwide arising under statutory or common law, and whether or not
perfected,  including,  without  limitation,  all   (i)  patents,  patent
applications  and  patent rights; (ii) rights associated  with  works  of
authorship   including  copyrights,  copyright  applications,   copyright
registrations,  mask  work   rights, mask work  applications,  mask  work
registrations; (iii) rights relating to the protection of trade secrets and confidential information; (iv) any right analogous to those set forth in this Clause 1.9 and any other proprietary rights relating to intangible property; and (v) divisions, continuations, renewals, re-issues and extensions of the foregoing (as and to the extent applicable) now existing, hereafter filed, issued or acquired.
1.10 "Licensee Product" means any set-top box or Internet TV product designed or distributed by Licensee or under a Licensee trademark into which the Technology is integrated in whole or in part. The "Licensee Product" must operate in conjunction with the Technology and shall not be promoted as a technology which replaces or substitutes for the Technology.
1.11 "Object Code" means a form of software code resulting from the translation or processing of Source Code by a computer into machine language or intermediate code, which thus is in a form that would not be convenient to human understanding of the program logic, but which is appropriate for execution or interpretation by a computer.
1.12 "Purpose" means the development of Licensee Product in accordance with Clause 3.
1.13 "RiscOS Development System" means a development system as specified in Schedule 2 Part III.
1.14 "Source Code" means a form in which a computer program's logic can be deduced by a human being reasonably skilled in the art, such as a printed listing of the program or a form from which a printed listing can be easily generated.
1.15 "Source Code Material" means the Source Code versions of the browser and device drivers more particularly identified in Schedule 2 Part II.
1.16 "Technical Proposal" means the proposed outline technical solution, exhibited at Schedule 5.
1.17 "Technology" means the current (as at the Effective Date) Object Code version of the operating system software developed by Acorn for use with an ARM[7500] microprocessor, and known as RiscOS 3.6 as more particularly identified in Schedule 2 Part 1 together with Acorn Hardware, the Derivative Works developed by Acorn pursuant to Clause 2, the Object Code versions of the Source Code Material and the Upgrades and Updates.
1.18 "Trademark" means names, logos, designs, characters, and other designations or brands used by Acorn in connection with the Technology.
1.19 "Updates" means any bug fixes, minor modifications or variations of the Technology which Acorn generally licences as a standard part of the Technology.
1.20  "Upgrades"  means  any new features or major  enhancements  of  the
Technology. The term "Upgrades" does not include new versions of the Technology bearing Acorn version numbers which are higher than 3.6.
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2. Development Work
2.1 Licensee currently wishes Acorn to undertake three (3) phases of development and product integration work:
(a) Use of existing Technology to bring Licensee Product to market quickly ("Phase I"). Target is Licensee Product shipments in April 1997.
(b) Appropriate modifications to Phase 1 Technology in order to reduce product costs ("Phase II"). Target is Licensee Product shipments in November 1997.
(c)  High  level  integration of the Technology  within  a  new,  as  yet
unspecified,  custom  chip  (Phase  III).  Target  is  Licensee   Product
shipments in November 1998.
2.2(a) The first deliverable of each Phase shall be a draft functional specification which shall include:
(i) a detailed definition of the work to be undertaken by Acorn under such Phase (including deliverables) which will further functionally define and expand or limit the outline proposals contained in the Technical Proposal;
(ii)  a  projected  time schedule and cost estimate in  respect  of  such
Phase;
(iii) acceptance criteria for such Phase.
(b) Licensee shall within ten (10) working days of receipt of a draft functional specification approve the same in writing or request any modifications or amendments which it reasonably considers necessary in order to achieve compliance with the Technical Proposal. For the avoidance of doubt Licensee shall not be entitled to withhold or delay its written approval of a draft functional specification on any grounds other than its failure to comply with the Technical Proposal. Within ten
(10) working days of receipt by Acorn of such a request Acorn shall submit an amended draft functional specification to Licensee and the approval process outlined above shall be repeated.
(c) If an amended draft functional specification submitted by Acorn is not approved by Licensee in accordance with Clause 2.2 (b) either party may terminate this Agreement upon written notice to the other whereupon Licensee shall be deemed to have terminated the authorisation contained in Clause 2.3 (a) and a reconciliation shall be undertaken in accordance with Clause 2.6.
(d) Forthwith following its approval of a functional specification Licensee shall issue a purchase order to Acorn consistent with the terms of this Agreement authorising Acorn to proceed with the development of the relevant Phase in accordance with the Functional Specification.
2.3 (a) Licensee hereby authorizes Acorn to proceed with the development of Phase 1 in accordance with the Technical Proposal on a time and materials basis, subject to the Conditions of Contract. In the event of any conflict between the Conditions of Contract and any other provision of this Agreement, the latter shall prevail.
(b) If at any time Licensee requests Acorn's agreement to an amendment of the Technical Proposal, or functional specification Acorn shall not
(subject to resource availability) unreasonably withhold or delay its agreement to such amendment. Licensee acknowledges that such amendments
may   affect  the  delivery  dates  and  costs  contained  in  Functional
Specifications.
2.4 Licensee shall compensate Acorn for development costs relating to Phase I inter alia by immediate initial advance payment against a development cost to be calculated on a time and materials basis.
2.5 Acorn's development time shall be compensated at the agreed rate (the "Basic Charge Rate") and actual development costs to date will be reconciled with the above advance payment within fifteen (15) days after the Effective Date hereof. Thereafter, for the duration
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of  Phase  I,  and  during  Phases II and III, Acorn  agrees  to  provide
Licensee with monthly statements no later than the twenty-first (21st) day following each month end reflecting development charges and costs (together with any additional agreed sums due to Acorn pursuant to this
Agreement   including without limitation travel and subsistence  expenses and purchase price of products supplied to Licensee) incurred since the previous monthly statement. Acorn shall be entitled to set-off all such costs against the above advance. After the above advance is reduced to L50,000, Licensee will make further advance payments against development costs to the extent necessary for Acorn to retain L50,000 in escrow
("Escrow  Fund"),  against  which  monthly  development  costs  will   be
charged. Licensee will have fifteen (15) days following receipt of a monthly statement from Acorn to pay the amount reflected in such monthly statement, so that the Escrow Fund, is maintained at L50,000. Upon completion of Phase III, any development costs and expenses (or other agreed costs) incurred by Acorn under this Agreement since the previous monthly statement will be reconciled and charged against the Escrow Fund, and any underpayment will be paid to Acorn and any overpayment will be refunded to Licensee within fifteen (15) days of the reconciliation. The Escrow Fund may be maintained in any Acorn account, as long as the
running  balance  of  the  Escrow  Fund  is  sufficiently  monitored   to
accomplish   the   purposes   of  this  Clause   2.5.    Statements   and
reconciliations provided to Licensee hereunder may be unaudited, but will be certified as true and correct by an Acorn company officer.
2.6 Licensee may terminate the said development work authorization upon seven (7) days notice without cause subject to the payment by Licensee of
a  cancellation  charge  equal in value to the   accountable  development
costs  accrued up to the date of such notice of termination. In  addition
Acorn  shall  be  entitled  to  receive  compensation  for  all  of   its
development time and materials and other costs and expenses accrued as of the date of notice of termination. The said accrued development costs and cancellation charge shall be reconciled against the advance payment and  any  under or over payment shall be refunded or made within  fifteen
(15) days of the date of termination.
2.7 Reasonable travel and subsistence expenses incurred by Acorn in rendering services to Licensee shall be reimbursed to Acorn within thirty
(30) days of being invoiced to Licensee.
2.8 Acorn shall not be obliged to undertake any development work prior to acceptance by Acorn of a purchase order relating thereto in an agreed form duly signed on behalf of Licensee.
2.9 Licensee shall have fifteen (15) days from the receipt of each Phase developed by Acorn to test whether such Phase materially conforms to the
acceptance  criteria  defined in the Functional Specification.   If  such
Phase fails in any material respect to conform to a material feature of the acceptance criteria defined in the Functional Specification Licensee shall notify Acorn in writing of the error promptly (during the said fifteen day period) upon discovery thereof, and Acorn shall use all reasonable efforts to correct such error promptly and notify Licensee that such Phase is again ready for testing. Licensee shall have fifteen
(15) days to test each corrected Phase and if all errors have been corrected, Licensee shall accept such Phase in writing. Failure of the Licensee to notify Acorn in writing within the specified time period that such Phase or corrected Phase materially fails to conform to a material
feature   of   the    acceptance  criteria  defined  in  the   Functional
Specification and that Licensee is rejecting such Phase shall be deemed to constitute satisfactory completion and acceptance of such Phase. Any shipment, by Licensee or an Authorised Licensee, of Licensee Products incorporating deliverables from any Phase shall be deemed to constitute acceptance by Licensee of such deliverables.
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3. Grant
3.1  Licence:   Subject  to the terms and conditions  contained  in  this
Agreement Acorn hereby grants to Licensee, and Licensee hereby accepts, under the Intellectual Property Rights of Acorn:
(a) a perpetual, non-exclusive, non-transferrable licence to use, copy and modify the Source Code Material only for the purpose of creating Derivative Works for use solely in conjunction with Licensee Products; and
(b)   a   perpetual,  worldwide,  non-exclusive,  non-transferable  right
(together with a licence to permit Authorised Sublicensees to exercise such right) to incorporate the Technology (in whole or in part) in Licensee Products; and
(c) a perpetual, worldwide right to distribute Licensee Products and permit Authorised Sub-licensees to distribute Licensee Products.
3.2 Restrictions (a) Licensee shall only use the Technology and the Source Code Material for the Purpose and in a manner consistent with the terms of this Agreement; and (b) Licensee shall use the Technology only in a manner reasonably designed to avoid jeopardising or prejudicing Acorn's Intellectual Property Rights therein; and
(c) Notwithstanding any other provision of this Agreement, save as an integral component of a Licensee Product, Licensee shall not distribute or provide access to the Technology, the Source Code Material or any
Derivative Works (or any part thereof) to any third party other than   in
the exercise of the express rights granted in Clauses 3.1 and 3.7.
(d) Notwithstanding the provisions of Clause 3.4 Acorn undertakes that it shall not grant a licence to any third party to exploit the CM Implementation within the Internet TV or set top box market place prior to the earlier of (i) the elapse of one (1) year following the date of the first shipment for sale by Licensee of Licensee Product based upon the (Phase 1; or (ii) the cumulative recorded sales of Licensee Products reaching one million (1,000,000) units. Subsequent to the expiration of the aforesaid restriction Acorn shall not grant a licence to any third party to exploit the CM Implementation within the above mentioned market place without first referring such third party to the Licensee and providing the Licensee with a reasonable period of time in which it may negotiate a sublicence or product sale to such third party. Nothing contained in this Agreement shall have the effect of restricting the right of Acorn to licence or otherwise exploit the Technology or any
part  thereof  (or  combination of parts thereof) save  for   the  above-
mentioned express restriction relating to the CM Implementation.
3.3 Documentation
Acorn hereby grants to Licensee and Licensee hereby accepts, under Acorn's Intellectual Property Rights, a non-exclusive, non-transferable licence (i) to use and modify the Documentation to create technically accurate unaltered subsets of the Documentation which shall include all the relevant Acorn copyrights, notices, and marks, and (ii) to translate the Documentation into other languages.
3.4 Ownership
(a)  Acorn  retains  all  right, title and  interest  in  the  Technology
(including   all   Derivative   Works),   the   Source   Code   Material,
Documentation,  Trademarks  and  all  associated  Intellectual   Property
Rights. Licensee agrees at Acorn's expense to execute (in recordable form
where   appropriate)  any  instruments  and/or  documents  as  Acorn  may reasonably request to verify and maintain Acorn's ownership rights, or to transfer any part of the same which may vest in Licensee for any reason.
(b) For the avoidance of doubt both parties acknowledge (i) that works legally created by Licensee or its contractors which are inter-operable with the Technology shall not be regarded as Derivative Works PROVIDED that such works do not infringe the Intellectual Property Rights of
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Acorn, and (ii) that all right, title and interest in such works shall be retained by Licensee PROVIDED FURTHER that nothing contained in this Clause 3.4(b) or in any other provision of this Agreement shall have the effect of assigning or transferring the ownership of any Intellectual Property Rights in any part of the Technology including (without limiting the generality of the foregoing) the Source Code Material to Licensee.
3.5 Sublicences
Licensee shall not grant any sublicence, permission or authorisation relating to the Technology or any part thereof without the prior written consent of Acorn which shall not be unreasonably withheld; and prior to any such grant to an Authorised Sublicensee the Licensee shall;
(a) procure that such Authorised Sublicensees shall execute a form of sublicence which is consistent with the terms and conditions of this Agreement and is in a form acceptable to Acorn and contains appropriate indemnities and undertakings from such Authorised Sublicensee which protect Acorn's Intellectual Property Rights and Confidential Information in a manner which is consistent with the protections contained in this Agreement which shall include (without limiting the generality of the foregoing) undertakings not to modify the Technology or any part thereof and to abide by the relevant terms of this Agreement governing use, distribution and confidentiality; and
(b) pay to Acorn in respect of each such sub-licence a non-refundable non-recoverable sub-licence fee and a non-refundable advance royalty payment which shall be credited against future royalties payable in connection with the activities of the relevant Authorised Sublicensee, unless an alternative amount and payment schedule is agreed in writing by Acorn and Licensee.
3.6 No Other Grant
Each party acknowledges that this Agreement does not grant any right or licence, under any Intellectual Property Rights of the other party, or otherwise, except as expressly provided in this Agreement, and no other right or licence is to be implied by or inferred from any provision of this Agreement or by the conduct of the parties.
3.7 Contractors
Licensee may retain third parties to furnish services to it in connection with the development of the Licensee Product; provided, however, that all such third parties who perform work in furtherance of such activities shall execute appropriate documents: (i) acknowledging their work-made-for-hire status and/or effecting assignments of all Intellectual Property Rights with respect to such work to Licensee or Acorn as appropriate, and (ii) undertaking obligations of confidentiality and non-use with respect to such work which are consistent with the terms of this Agreement. Acorn may, upon its request, review any such form of documents and agreements proposed for use by Licensee.
3.8 Source Code Escrow
Acorn agrees to deliver, within forty-five (45) days of Acceptance by Licensee of each Phase a copy of the Source Code for the Technology relating to such Phase to a mutually agreed escrow agent, such agreement
not  to  be  unreasonably  withheld  PROVIDED  that  Licensee  shall   be
responsible for payment of all costs and fees charged by such escrow agent and PROVIDED FURTHER that Acorn shall not be required to modify or
enhance  the  Documentation for the purpose of the escrow.  The   Parties
will make best efforts to negotiate an escrow agreement, prior to the placement of the Source Code with the escrow agent. Under the terms of such escrow agreement, Licensee shall have the right to obtain access to such Source Code together with a copy of the documentation for the Source Code solely for support purposes in the event that (i) Acorn materially fails to comply with its support obligations pursuant to this Agreement;
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or  (ii)  Acorn  shall  be declared  insolvent by a  court  of  competent jurisdiction. Licensee acknowledges that such Source Code is proprietary to Acorn and agrees to hold the same in the strictest confidence and not use the same for any purpose whatsoever except as necessary for support purposes.
4. Technical Assistance/Support
4.1   Acorn   will  timely  provide  Licensee  with  one  copy   of   the
Documentation.
4.2 Subject to commercially reasonable resource availability and the prior submission by Licensee of a purchase order in an agreed form Acorn
will  timely  provide  development  resources,   training  and  technical
assistance   to   Licensee  or  its  designated  agents,   covering   the
understanding, utilization and support of the Technology. Any such development work, technical assistance or support will be carried out on a time and materials basis at the rate of [L900] per man per day plus agreed expenses pursuant to the Conditions of Contract. In the event of
any   inconsistency or conflict between the said Conditions  of  Contract and  any other provision of this Agreement, the latter shall prevail. The
provision  of  such  support shall also be  subject  to  the   terms  and
conditions specified in Schedule 6.
4.3 Acorn will timely provide RiscOS Development systems and tools as ordered by Licensee at the lower of cost plus 25% handling charge or Acorn Product International Distributor Price.
4.4 Any revisions to the Licensee Products delivered by Acorn to Licensee pursuant to an agreement for support services shall be treated for all purposes under this Agreement as Licensed Products and all Intellectual Property Rights therein shall be retained by Acorn.
4.5 Licensee shall provide appropriate loaned hardware and software, access to appropriate systems, test equipment and systems at Licensee premises, and shall provide accurate and timely information to enable Acorn to perform its obligations hereunder. The parties acknowledge that the full co-operation of both is necessary to enable the proposed development work to be completed within the target time scales.
4.6 The personnel of each party shall observe the notified security regulations, working rules, work hours and holiday schedules and other policies of the other party while working on the other's premises. Each party agrees to co-operate fully and provide any assistance necessary to the other in the investigation of any security breaches which may involve its employees, agents or subcontractors. Either party may restrict the other's access to its premises, as reasonably necessary, to ensure that there will be no interruption or interference with normal business activities. The assistance or presence of Licensee personnel shall not relieve Acorn of its responsibilities under this Agreement, including the responsibility to commit sufficient Acorn personnel to successfully perform its obligations hereunder.
4.7 Acorn shall, whilst it continues to be contracted to undertake development work for Licensee, provide Updates to Licensee free of charge and may, at its sole discretion, provide Upgrades to Licensee without charge.
5. Payment
5.1 Licence Fee
In addition to the fees payable pursuant to Clauses 2 and 4, in consideration of the rights granted to Licensee in Clause 3, Licensee shall pay to Acorn a non-refundable product development fee. The said access licence fee shall be payable in two instalments. The first instalment shall be paid on or before the
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Effective Date and the second instalment shall be paid upon  acceptance by
Licensee of Phase I pursuant to Clause 2.9.
5.2 Product Royalties
Licensee  shall  pay  a  royalty to Acorn in respect  of  every  unit  of
Licensee Product produced by Licensee or any Authorised Sublicensee in accordance with Schedule 4.
5.3 Taxes
All payments required by this Agreement shall be made in Pounds Sterling and are exclusive of non-UK taxes, and Licensee agrees to bear and be responsible for the payment of all such taxes and duties which may be levied or assessed in connection with this Agreement (excluding only taxes based on Acorn's net income).
6. Additional Agreement of Parties
6.1 Notice of Breach or Infringement
Each party shall notify the other immediately in writing when it becomes aware of any breach or violation of the terms of this Agreement, or when Licensee becomes aware of any potential or actual infringement by a third party of the Technology or Acorn's Intellectual Property Rights therein.
6.2 Notices
Licensee shall not remove any copyright notices, trademark notices or other proprietary legends of Acorn or its suppliers contained on or in
the   Technology  or  Documentation.  Each  unit  of   Licensee   Product
containing the Technology (or any part thereof) produced by (or with  the
authorisation  of)  Licensee  shall  include  in  Licensee's  (or   other
manufacturer's) associated documentation notices substantially similar to those contained on and in the Technology. Licensee shall incorporate in every copy of the Technology, Source Code Material and Derivative Works all the relevant Acorn copyrights, notices and marks.
6.3 Warranties to Third Parties
Licensee is not authorised to make any representation or warranty on behalf of Acorn to third parties. Acorn shall not be responsible for providing any support to any third party (including without limitation Licensee customers).
6.4 Press Announcement
Licensee's and Acorn's initial press announcement concerning execution of this Agreement must be approved in writing by the other party prior to its release.
6.5 Use of Licensee's Name
Each party hereby authorises the other to use it's name in advertising, marketing, collateral, customer lists and customer success stories relating to the Technology or the Licensee Products, provided that the other party will have the right to withdraw the authorisation for the use of its name, such authorisation not to be unreasonably withdrawn. Each party shall provide the other with a written copy of any such use.
6.6 Use of Trademarks
Licensee agrees that an Acorn Trademark (intended to take the form of a peel-off sticker for front of bezel or swing-tag) shall be applied, in a form and manner as may be mutually agreed to each Licensee Product shipped by Licensee or Authorised Sublicensee. The Licensee Products, as finally designed and built, may be sold under the Curtis Mathesr label and trademark. Neither party shall have any right, except as expressly contained in this Agreement, to use any trademark or trade name of the
other  unless the parties first enter into a formal licence for the   use
of such trademarks with suitable provisions for quality control.
6.7 Compliance with Laws
Both parties shall comply with all relevant laws, rules, regulations, governmental requirements in the exercise of its rights and performance of its obligations pursuant to this Agreement.
7. Limited Warranty and Disclaimer
7.1 Limited Warranty
Acorn warrants to Licensee that:
(a) Acorn has not knowingly (but expressly without having undertaken any searches for prior art) misappropriated from any third party any patent, copyright, design right, registered design right, trademark or trade secret in the development of the Technology; and
(b) as at the Effective Date Acorn has not received written notice of any
claim   that  the  Technology  infringes  any  third  party  intellectual property; and
(c) Acorn has the right to enter into this Agreement; and
(d)  the  media  on which the Technology is recorded will  be  free  from defects in materials and workmanship for a period of ninety (90) days after delivery. Acorn's sole liability with respect to breach of this warranty is to replace the defective media. Except as expressly provided
in   this Section 7.1, Acorn provides the Technology and Documentation to
Licensee on an "AS IS" basis, subject to acceptance by Licensee pursuant to Clause 2.9.
7.2 General Disclaimer
EXCEPT   AS   SPECIFIED  IN  THIS  AGREEMENT,  ALL  EXPRESS  OR   IMPLIED
REPRESENTATIONS  AND  WARRANTIES,  INCLUDING  ANY  IMPLIED  WARRANTY   OF
MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON- INFRINGEMENT, ARE HEREBY DISCLAIMED.
7.3 Limitation
The  warranties  set  forth  in this Clause 7 are  expressly  subject  to
Section 10. (Limitation of Liability).
8. Confidential Information
8.1 The parties agree that all disclosures of Confidential Information shall be governed and treated in accordance with the terms of the Confidentiality Agreement (the "NDA") attached hereto as Exhibit A and incorporated herein by reference, modified as follows:
(a) the definition of "Confidential Information" shall be as set forth in Clause 1.5 notwithstanding any definition set forth in the NDA; and
(b) use of Confidential Information shall be limited to the scope of the licences provided in this Agreement.
9. Limited Indemnity
9.1 The parties agree that Acorn shall not be liable for any defects or deficiencies in the Licensee Product or any process or design created by Licensee or other parties with or in connection with the Technology.
Acorn will, subject to the above exclusions, provide to Licensee a limited indemnity as described in Clauses 9.2 - 9.5 below.
9.2 Acorn will defend, at its expense, any legal proceeding brought against Licensee or any Authorised Sublicensee, to the extent it is based on a claim that use of the Technology or Documentation in accordance with the express provisions of this Agreement, is a direct infringement of a copyright in any country which is a signatory to the Berne Convention or infringes any other intellectual property rights of a third party, and
will  pay  all  damages   awarded by a court  of  competent  jurisdiction
attributable to such claim, provided that Licensee: (i) provides notice of the claim promptly to Acorn; (ii) gives Acorn sole control of the
defence   and settlement of the claim; (iii) provides to Acorn at Acorn's expense, all available information, assistance and authority to defend; and (iv) has not compromised or settled such proceeding without Acorn's prior written consent..
9.3  Should  the Technology or any portion thereof become, or in  Acorn's
reasonable  opinion  likely  to  become,  the  subject  of  a  claim   of
infringement  for  which indemnity is provided under Clause   9.2,  Acorn
shall, as Licensee's sole and exclusive remedy, elect to: (i) obtain for Licensee the right to use such Technology; (ii) replace or modify the Technology to Licensee's reasonable satisfaction so that it becomes non-infringing; or (iii) accept the return of the Technology and grant Licensee a refund of all Licence fees and development fees paid to Acorn by Licensee pursuant to this Agreement.
9.4 Acorn shall have no liability for any infringement or claim which results from; (i) use of other than a current unaltered version of the Technology, if such version was made available to Licensee; (ii) use of the Technology in combination with any non-Acorn approved equipment, software or data; or (iii) compliance with designs or specifications of Licensee; if such infringement or claim would not have arisen in the absence of circumstances specified in (i), (ii) or (iii) above.
9.5 NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT THIS CLAUSE 9 STATES THE ENTIRE LIABILITY OF ACORN WITH RESPECT TO INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS ARISING FROM USE OR POSSESSION OF THE TECHNOLOGY.
9.6 Indemnity by Licensee.
Licensee shall, at its expense subject to Clause 9.2 above, defend and indemnify Acorn:
(a) from any and all claims brought against Acorn by third parties, and shall pay all damages, awarded by a court of competent jurisdiction
attributable  to  such  claims  to the  extent   arising  out  of  or  in
connection with Licensee's use, reproduction or distribution of the Technology or the Licensee Product except to the extent caused by Acorn's negligence and wilful misconduct. Licensee's obligation to provide indemnification under this Clause shall arise provided that Acorn; (i) gives notice of the claim promptly to Licensee; (ii) gives Licensee sole control of the defence and settlement of the claim; (iii) provides to Licensee, at Licensee's expense, all available information, assistance and authority to defend; and (iv) has
not   compromised  or  settled such proceeding without  Licensee's  prior written consent; and
(b) against any loss or damage suffered by Acorn as a result of a material breach of this Agreement by Licensee.
10. Limitation of Liability
10.1 Limitation of Liability
Except for express undertakings to indemnify under this Agreement and/or breach of Clauses 3, 8 or 9.2:
(a) Each party's liability to the other for claims relating to breach of this Agreement, shall be limited to a sum equal to the total fees paid to Acorn by Licensee pursuant to this Agreement.
(b) IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT (INCLUDING LOSS OF PROFITS, USE, DATA, OR OTHER ECONOMIC ADVANTAGE), NO MATTER WHAT THEORY OF LIABILITY, EVEN IF THEEXCLUSIVE REMEDIES PROVIDED FOR IN THIS AGREEMENT FAIL THEIR ESSENTIAL PURPOSE AND EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR PROBABILITY OF SUCH DAMAGES. FURTHER, LIABILITY FOR SUCH DAMAGE SHALL BE EXCLUDED, EVEN IF THE EXCLUSIVE REMEDIES PROVIDED FOR IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE. The provisions of this Clause 10.
allocate the risks under this Agreement between Acorn and Licensee and the parties have relied upon the limitations set forth herein in determining whether to enter into this Agreement.
10.2 High Risk Activities
The Technology is not fault-tolerant and is not designed, manufactured or intended for use or resale as on-line control equipment in hazardous environments requiring fail-safe performance, such as in the operation of nuclear facilities, aircraft navigation or communication systems, air traffic control, direct life support machines, or weapons systems, in
which  the  failure  of  the   Technology or products  incorporating  the
Technology  or  any part thereof could lead directly to  death,  personal
injury,   or   severe  physical  or  environmental  damage  ("High   Risk
Activities").   Acorn  specifically  disclaims  any  express  or  implied
warranty  of fitness for High Risk Activities. Licensee will ensure  that
manufacturers customers and end-users of Licensee Products are   provided
with  a copy of the notice specified in the first sentence of this Clause
10.2.
11. Term and Termination
11.1 Term
The term of this Agreement shall begin on the Effective Date and shall continue until terminated as provided below. Termination is permitted either for material breach of this Agreement, upon thirty (30) days' written notice to the other party and such party's failure to cure within such thirty (30) day period, or upon any infringement by Licensee of Intellectual Property Rights relating to the Technology.
11.2 Effect of Termination
In the event of termination of this Agreement by Acorn in accordance with Clause 11.1 above, Licensee shall promptly return to Acorn all copies of the Technology which remain in Licensee's possession or control and provide Acorn with a written statement certifying that Licensee has complied with the foregoing obligation except that Licensee may retain one copy for archival purposes only which shall be used solely to memorialize the scope of any confidential obligations it may have. All rights and licenses granted to Licensee pursuant to Clause 3 shall survive such termination unless it has arisen following an infringement of Acorn's Intellectual Property Rights by Licensee in which event such rights and licenses shall terminate upon such termination.
11.3 No Liability for Expiration or Lawful Termination
Neither   party   shall  have  the  right  to  recover  damages   or   to
indemnification  of  any  nature,  whether  by  way  of   lost   profits,
expenditures  for promotion, payment for goodwill or otherwise   made  in
connection with the business contemplated by this Agreement, due  to  the
expiration  or   permitted or lawful termination of this Agreement.  EACH
PARTY  WAIVES  AND RELEASES THE OTHER FROM ANY CLAIM TO  COMPENSATION  OR
INDEMNITY   FOR   TERMINATION   OF  THE  BUSINESS   RELATIONSHIP   UNLESS
TERMINATION IS IN MATERIAL BREACH OF THIS AGREEMENT.
11.4 No Waiver
The failure of either party to enforce any provision of this Agreement shall not be deemed a waiver of that provision. The rights of Acorn and Licensee under this Clause 11 are in addition to any other rights and remedies permitted by law or under this Agreement.
11.5 Survival
The parties' rights and obligations under Clauses 5.2, 5.3, 6, 7, 8, 9, 10, 11, 12 and 13 shall survive expiration or termination of this Agreement.
12. Records
12.1 Licensee shall keep proper books of accounts and records together with copies of invoices and other relevant papers showing all orders placed and executed in connection with the production and/or sale of Licensee Products and shall allow a certified public accountant retained by Acorn to have access to the said accounts records invoices and papers for the purpose of auditing any information given by Licensee to Acorn or of obtaining information or data relevant to the performance of the rights and duties of Licensee under this Agreement at all reasonable times (whether this Agreement be terminated or not) until all duties and obligations of Licensee have performed and discharged in full. Any such audit shall be permitted within thirty (30) days of Licensee's receipt of Acorn's written request to audit, during normal business hours at a
time   mutually agreed upon by Acorn and Licensee. Unless an underpayment or mis-statement by Licensee is discovered during an audit, such audits shall not take place more frequently than once in any twelve (12) month
period.   Such   accountant  shall  operate  under  Licensee's   standard
confidentiality and non-disclosure agreement with Licensee  whereby  only
information  related  directly  to the   performance  of  the  Licensee's
obligations  pursuant to this Agreement may be disclosed  to  Acorn   and
whereby no other information may be disclosed to any third party.   Acorn
shall  promptly   provide Licensee with a copy of any written  report  or
other reports of the audit received by Acorn. The expense incurred in such examination shall be paid by Acorn unless such examination reveals that underpayment of fees by Licensee during the entire audited period exceeds five percent (5%) of the amount of fees actually due during such period, in which case Licensee shall pay or reimburse Acorn for the costs of the audit in addition to additional royalties due.
12.2Acorn shall likewise furnish a certified public accountant retained by Licensee upon request such accounting information and documentation as may be reasonably necessary to audit and analyse the accounting records
of  Acorn  pertaining  to charges and assessments made  against   advance
payments. Any such audit shall be permitted within thirty (30) days of Acorn's receipt of Licensee's written request to audit, during normal business hours at a time mutually agreed upon by Acorn and Licensee. Such audits shall not take place more frequently than once in any twelve
(12) month period. Licensee shall promptly provide Acorn with a copy of any written report or other reports of the audit received by Licensee.
13. Miscellaneous
13.1 Notices
All notices must be in writing and delivered either in person or by certified mail or registered mail, postage prepaid, return receipt requested, to the person(s) and address specified below or to such other person or address as may hereafter be designated by either party pursuant to the provisions of this Clause 13.1. Such notice will be effective upon receipt.
Acorn                                   Licensee
Acorn   House                           Curtis Mathes Marketing Corporation
645 Newmarket Road                      10911 Petal Street
Cambridge                               Dallas,
CB5 8PB, England                        Texas 75238, USA
Attention:   Company  Secretary         Attention:  Chief Executive Officer
13.2 Partial Invalidity
If  any term or provision of this Agreement is found to be invalid  under
any   applicable   statute  or   rule  of  law   then,   that   provision
notwithstanding,  this Agreement shall remain in full force  and   effect
and such provision shall be deleted unless such a deletion would frustrate the intent of the parties with respect of any material aspect of the relationship established hereby, in which case, this Agreement and the licences and rights granted hereunder shall terminate.
13.3 Complete Understanding
This Agreement and the Schedules and Exhibits hereto constitute and express the final, complete and exclusive agreement and understanding between the parties with respect to its subject matter and supersede all previous communications, representations or agreements, whether written
or   oral,  with respect to the subject matter hereof. No  terms  of  any purchase order or similar document issued by either party shall be deemed to add to, delete or modify the terms and conditions of this
Agreement.  This  Agreement  may  not be  modified,  amended,  rescinded,
cancelled   or  waived, in whole or part, except by a written  instrument signed by the parties.
13.4 Language
This Agreement is in the English language only, which language shall be controlling in all respects, and all versions of this Agreement in any other language shall be for accommodation only and shall not be binding on the parties to this Agreement. All communications and notices made or given pursuant to this Agreement, and all documentation and support to be provided, unless otherwise noted, shall be in the English language.
13.5 Governing Law
This Agreement is made under and shall be governed by and construed under the laws of England and Wales and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the High Court of Justice in London for the purpose of hearing and determining any dispute arising out of this Agreement.
13.6 Disclaimer of Agency
The relationship created hereby is that of licenser and licensee and the parties hereby acknowledge and agree that nothing herein shall be deemed to constitute either party as an agent of the other.
13.7 Assignment
This  Agreement  may not be assigned by either party  without  the  prior
written  consent  of  the  other  party,  which  consent  shall  not   be
unreasonably withheld or delayed, except that Acorn may assign this Agreement to its holding company or a majority-owned subsidiary.
13.8 Construction
This  Agreement has been negotiated by Acorn and Licensee  and  by  their
respective  counsel.  This  Agreement  will  be  fairly  interpreted   in
accordance with its terms and without any strict construction in favour of or against either party.
13.9 Force Majeure
Except for the obligation to pay money, neither party shall be liable to the other party for non-performance of this Agreement, if the non-
performance  is  caused  by  events or conditions   beyond  that  party's
control and the party gives prompt notice under Clause 13.1 and makes all reasonable efforts to perform.
13.10 Schedules
The  following are included herein by reference as integral parts of this
Agreement:
Schedule 1 - Documentation
Schedule 2 - Technology Specification, Source Material and RiscOS Development System configuration
Schedule 3 - CM Implementation
Schedule 4 - Product Royalties
Schedule 5 -    Technical   Proposal    -    Hardware    Functional
Specification/Software Functional Specification
Schedule 6 - Support
Exhibit A -  NDA
Exhibit B - Conditions of Contract
13.11 Clause References
Any reference contained herein to a clause of this Agreement shall be meant to refer to all sub-sections of the clause.
13.12 No Competitive Restrictions
The Parties agree that nothing in this Agreement is intended to prohibit Licensee from independently developing or acquiring technology which is the same as or similar to the Technology, provided that the Licensee does not do so in breach of Exhibit A to this Agreement.

13.12 Poaching Restriction
(a) Acorn undertakes that during the continuance of this Agreement and for a period of one year thereafter neither Acorn or its holding company or any company controlled by Acorn or its holding company shall recruit, hire or solicit for employment any member of Licensee's personnel who has, during the twelve month period preceding any such recruitment, hiring or solicitation, been engaged or associated with the exercise or
performance  of  the  Licensee's  rights  or  obligations    under   this
Agreement.
(b) Licensee undertakes that during the continuance of this Agreement and for a period of one year thereafter neither Licensee or its holding company or any company controlled by Licensee or its holding company shall recruit, hire or solicit for employment any member of Acorn's personnel who has, during the twelve month period preceding any such recruitment, hiring or solicitation, been engaged or associated with Acorn's performance of its obligations contained in this Agreement.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly  authorised representatives.
Acorn Computers Limited:                Curtis Mathes Marketing Corporation:
By:_____/s/   DDicken____________       By:   _____/s/ Pat Custer_________
Name:   _____David Dicken________       Name: ___Patrick A. Custer________
     (Print  or  type)                        (Print  or  type)
Title:_Business Development Manager_    Title:______President___________
Date:____20 Feb 1997_______             Date:_______2/20/97_____________

Schedule 1
(Documentation)
     Complete bill of materials
     Gerber files for circuit boards
     Complete set of assembly drawings
     Service manual information
     Information required for governmental regulatory approval
     Schematic diagrams
      Hardware and software specifications together with any other appropriate documentation which is reasonably necessary to provide Licensee with sufficient time to arrange for the manufacture of Licensee
Products  to  meet  the   product delivery  schedules  set  out  in  this
Agreement.

Part II (Source Code Material)
The initial release and phased update (as defined by Acorn) of the C Source Code for the Acorn !Browse Application which provides World Wide Web browsing functionality as referenced in Schedule 5 which will be more particularly defined in an Funtional Specification plus any other Source Code which Acorn believes is necessary to enable Licensee to incorporate the Technology within a Licensee Product.

Schedule 3
(CM Implementation)
1. ROM Image
The specific implementation of RiscOs and all necessary extensions which provide the functionality specified in Schedule 5 which will be more particularly defined in a Functional Specification and which contains the ASCI representation 'RISC OS 3.6CM'.
2. PCB Layout
The Gerber files which defined the PCB layout artwork which provides the hardware functionality specified in Schedule 5 and which is annotated with the phrase 'Acorn-Curtis Mathes Issue <x>', where <x> represents the release level of the artwork supplied for acceptance.

Schedule 6
(Support)
1. Acorn's Obligations
Acorn  shall  provide  the  following  support  services  in  respect  of
Technology:
1.1 Problem reporting, tracking and monitoring by electronic mail:
All faults to be reported by Licensee in the following standard format:
FAULT REPORT
Submitted by:                     [NAME]
Reference:                        [Reference]
Severity:                         [Severity -Urgent|High|Low] (as defined
below
Repeatability:                      [Always|Frequently|Occasionally|Once]
(as defined below)
Supporting files:                 [No|Yes]
Hardware:                         [  ]
OS version:                       [3.60CM]
Memory size:                     [  ]
Monitor:                              [  ]
Software under test:          [  ]
Release:                            [  ]
Software exhibiting fault:   [  ]
Software version:              [  ]
Component at fault:           [  ]
Component version:          [  ]
Summary:                          [Summary]
Severity
       Urgent                      - Crashes O/S leading to data loss
       High                        - Major functionality unuseable
                                   - Crashes application in normal use
                                   - Crashes O/S under unusual use
                                   - Loss of user data
                                   - Inaccurate documentation leading to
                                     data loss
       Low                         - Minor functionality unuseable or
                                     impaired
                                   - Crashes application under unusual use
                                   - Inaccurate or imprecise documentation
Repeatability
       Always                      - Happens every time a certain set of
                                     actions is followed
       Frequently                  - Happens often (though no tried and
                                     tested set of actions)
        Occasionally               - Happened more than once but not easily
                                     reproducible
        Once                       - Happened once but haven't been able to
                                     reproduce
1.2   Telephone,   fax  and  email  support  for  problem  determination,
verification and resolution on a call-back basis during Acorn's normal weekday business hours, excluding all holidays observed by Acorn.
1.3 Consultancy support for the integration of Upgrades and Updates into Licensee Products,
1.4 Providing the maintenance and technical support described above, for the current release level of the Technology.
1.5 Working diligently to promptly resolve defects and errors in the Technology and using commercially reasonable efforts to comply with the following target schedule:
ERROR SEVERITY (1)      RESPONSE (2)                CLOSURE(3)
Urgent                        24 hours                    7 days
High                          2 days                      14 days
Low                           30 days                     Next Update
(1) Severity: As defined in the fault report.
(2) Response:  Response consists of providing, as appropriate, one of the
following: an existing correction;   a new  correction;   a viable   work
around;   a  request  for more  information   to complete analysis of the
problem, or a proposal outlining how the problem will be corrected.
(3)  Closure:    Closure consists of providing an appropriate  correction
pursuant to 2 above (Response) or  alternatively  a  final correction  or
work    around    of    the  problem   including  Updates   and   revised
Documentation as necessary.
In the event that Licensee falsely classifies the severity of any fault, thereby obtaining an accelerated Response, Acorn reserves the right to co-ordinate with the Licensee to reclassify the fault.
2. Licensee Obligations
Licensee agrees:
2.1 that the Designated Contact person(s) identified below (or such other replacement individual as Licensee may designate) shall be the sole contact for the coordination and receipt of the support services referred to in Clause 1 of this Schedule 6, which person shall be knowledgeable and trained in the use of the Technology;
2.2 to maintain an electronic mail link-up with Acorn via the Internet;
2.3 to provide accurate fault reports and reasonable supporting data to aid in the identification of reported problems.
3. Licensee Designated Contacts:
Primary Contact:                           [contact 1]
Phone number:                              [phone 1]
Fax number:                                  [fax 1]
E-Mail address:                             [E-Mail 1]
Secondary Contact:                      [contact 2]
Phone number:                             [phone 2]
Fax number:                                 [fax 2]
E-Mail address:                            [E-Mail 2]
4. Acorn Designated Contacts:
Primary Contact:                        Fax number:
Phone number:                           E-Mail address:
Secondary Contact:                      Fax number:
Phone number:                           E-Mail address: